Exhibit 11.1
                                 SHOWPOWER, INC.
                     COMPUTATION OF INCOME PER COMMON SHARE
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997
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                                                                                                     1997
                                                                   1996              1997        Supplemental*
                                                              --------------    --------------   ------------

Net income . . . . . . . . . . . . . . . . . . . . . . . . . . $  172,401       $   930,604

Weighted average shares outstanding . . . . . . . . . . . . .     990,294         1,724,580

Dilutive effect of restricted stock after application of
   treasury stock method. . . . . . . . . . . . . . . . . . .        --              76,563

Shares used in calculating diluted income per share . . . . .     990,294         1,801,143

Basic net income per share . . . . . . . . . . . . . . . . . . $     0.17       $      0.54

Diluted net income per share. . . . . . . . . . . . . . . . .  $     0.17       $      0.52



Pro forma:

Pro forma net income. . . . . . . . . . . . . . . . . . . . .  $  103,021       $   632,370      $   632,370

Weighted average shares outstanding. . . . . . . . . . . . . .    990,294         1,724,580        1,783,117

Dilutive effect of restricted stock after application of
   treasury stock method. . . . . . . . . . . . . . . . . . .       --               76,563           76,563

Shares used in calculating diluted income per share . . . . .     990,294         1,801,143        1,859,680

Pro forma basic net income per share  . . . . . . . . . . . .  $     0.10       $      0.37      $      0.35

Pro forma diluted net income per share. . . . . . . . . . . . .$     0.10       $      0.35      $      0.34



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*        Dilutive effect of distribution to shareholders after application of treasury stock method is an additional 58,537 shares.